Exhibit 99.1

PRESS RELEASE
www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA ANNOUNCES POSITIVE RESULTS FROM PHASE 1 PROGRAM FOR DIRECT

ACTING RSV ANTIVIRAL BTA585

- Phase 2a RSV Challenge Study Planned for Q2 2016 –

ATLANTA, GA – February 26, 2015 - Biota Pharmaceuticals, Inc. (NASDAQ: BOTA), a biopharmaceutical company focused on the discovery and development of direct-acting antivirals that address infections that have limited therapeutic options, announced today top-line safety and pharmacokinetic (PK) data from the Phase 1 multiple ascending dose (MAD) trial of BTA585, an oral respiratory syncytial virus (RSV) fusion inhibitor in development for the treatment and prevention of RSV infections. Results from the MAD trial indicated BTA585 was generally well tolerated at all dose levels; there were no serious adverse events, and no drug-related clinically-significant adverse changes in ECGs or clinical laboratory values were observed.

“We dosed a total of 66 subjects in the Phase 1 SAD and MAD studies and the data to date indicates that oral administration of the fusion inhibitor was well tolerated at all doses tested and that antiviral levels of BTA585 were rapidly achieved and maintained in the plasma and nasal wash fluid,” stated Joseph Patti, PhD, president and chief executive officer of Biota. “With these favorable safety and PK data in hand, along with the recent Fast Track designation by the FDA, we are looking forward to starting a Phase 2a RSV challenge efficacy study next quarter and anticipate top-line results in the second half of 2016.”

The blinded, placebo-controlled MAD study, which was conducted in the U.S. under an Investigational New Drug (IND) Application, evaluated the safety and PK of three cohorts of healthy volunteers (100, 400, and 600 mg BTA585) dosed orally twice a day for seven consecutive days. Each of the dose cohorts consisted of eight subjects that received BTA585 and four that received placebo. Adverse events occurring in more than two BTA585-treated subjects were headache and chromaturia. Additional results showed that BTA585 plasma Cmax was rapidly achieved at approximately one hour following oral dosing, exposure was dose-proportional, there was no accumulation of BTA585 over the duration of dosing and the half-life (T1/2) was approximately five to six hours.

About Respiratory Syncytial Virus (RSV)

RSV is a major cause of acute upper (colds) and lower (pneumonia and bronchiolitis) respiratory tract infections in infants, young children, and adults. Each year in the United States, RSV accounts for an estimated 2.1 million medical visits in children under the age of five, with many of the children afflicted requiring hospitalization. At the present time there is no effective vaccine to prevent or recommended therapy to treat RSV infections.

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals is focused on the discovery and development of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: These include vapendavir, an oral treatment for human rhinovirus infections in moderate-to-severe asthmatics currently being evaluated in the Company’s ongoing Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections and has received Fast Track designation by the U.S. FDA; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Biota’s business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of the Phase 2a RSV challenge study and of the expected timing of top-line results from this study. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Biota Pharmaceuticals, Inc.

(678) 221-3381

m.colonnese@biotapharma.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343